For further information contact:

Ernie Mrozek (CFO) 901.766.1268

Steve Bono (COM) 630.663.2150

Bruce Byots (INV) 630.663.2906

FOR IMMEDIATE RELEASE

November 3, 2005

SERVICEMASTER REPORTS THIRD QUARTER 2005 RESULTS; REVENUE GROWTH OF EIGHT PERCENT SUPPORTS NINE PERCENT GROWTH IN EPS

• Terminix achieves solid growth in termite completions and renewals, with sharply higher margins;
• American Residential Services reports strong revenue and profit growth;
• TruGreen ChemLawn achieves solid revenue growth with continued diversification of its sales channels; LandCare experiences improved margins; and
• Continued savings from safety efforts help offset higher fuel costs.

DOWNERS GROVE, Illinois, November 3, 2005 – The ServiceMaster Company (NYSE: SVM) today announced third quarter 2005 revenues of $1.1 billion, an eight percent increase compared to the prior year. Third quarter earnings per share from continuing operations were $.25, nine percent above the $.23 reported in 2004. For the nine months, revenues of $3.1 billion were up seven percent, and earnings per share from continuing operations were $.56, a 10 percent increase.

“Our teams in the field maintained a sure and steady course in the quarter even though our customers faced unpredictable economic conditions and volatility in gas and oil prices. We delivered top line growth in every business segment and remain on course for our revenue and earnings growth targets for the year as a whole,” said Jonathan Ward, Chairman and CEO. “We continue to focus on reaching and keeping more customers by delivering a consistently satisfying service experience, while we work and invest to become systematically stronger.”

“We are committed to grow faster than our markets, faster than the economy as a whole and do it in a sustainable way. We believe that our own actions are more important than any acceleration or difficulties that come from external conditions,” continued Ward.

Review of Cash Flows and Balance Sheet

Net cash flow provided from operating activities for the nine months was $112 million, compared to $241 million in the previous year. This decrease in net cash flow primarily reflects the net tax payments associated with the previously disclosed January 2005 IRS agreement. Working capital usage increased $28 million resulting primarily from a higher level of incentive compensation payments made in early 2005 relating to 2004. Total debt on September 30, 2005 was $769 million, approximately $36 million lower than the level reported at December 31, 2004.

Outlook

“We continue to expect our annual revenue growth rate to be in the mid to high single digit range and that earnings per share will grow somewhat faster than revenues. In addition, excluding the impact of the IRS settlement, we expect cash from operating activities to increase and to again substantially exceed net income,” said Ward.

“There is no doubt that instability in gas and oil prices combined with increasing interest rates are having a negative effect on consumer confidence. It is too early to determine whether these trends will continue and how they will affect spending patterns in 2006, but we are watching the situation closely,” concluded Ward.

Business Review by Segment

TruGreen

The combined TruGreen segment reported third quarter revenues of $459 million, up five percent compared to the prior year. For the nine months, the segment reported revenues of $1.2 billion, a four percent increase. Operating income for the quarter was $79 million compared to $80 million in 2004. Prior year results included a non-recurring pre-tax gain of $4 million from the sale of a support facility. For the nine months, operating income was $140 million compared to $143 million in 2004.

Revenues in the lawn care operations increased five percent in both the third quarter (to $341 million) and the nine months (to $822 million). Revenue growth resulted primarily from improved price realization and an increase in supplemental customer services. Customer counts increased modestly, as the successful expansion of neighborhood selling efforts and direct mail programs were partially offset by a reduction in telemarketing sales, a reduced level of acquisitions and a decline in customer retention in the Canadian operations. Operating income in the lawn care operations declined $2 million for the third quarter as higher revenues and reduced safety-related costs were offset by higher fuel and fertilizer costs, changes in the timing of certain expenses between quarters and the effects of the previously mentioned 2004 facility gain. For the nine months, operating income decreased $6 million, reflecting the factors described above, as well as the first time absorption of first quarter seasonal losses of the Canadian operations ($3 million) that were acquired in April of 2004.

Revenues in the commercial landscaping operations of $117 million increased three percent in the quarter. For the nine months, revenues increased two percent to $337 million. Revenue growth primarily reflected increased enhancement sales and growth in contract maintenance revenues. Third quarter and nine month operating losses improved by $1 million and $3 million, respectively, reflecting improvements in labor, material and safety-related costs, partially offset by higher fuel prices. The nine month improvement also reflects the favorable effect on comparability of one-time branch shutdown costs that were incurred last year.

Terminix

Terminix reported third quarter revenues of $267 million, a five percent increase. For the nine months, segment revenues grew by six percent to $820 million. In both periods, solid growth was achieved in revenues from initial termite applications as an expanded sales force and geographic presence generated increased unit sales despite a relatively weak termite swarm. Termite renewal revenues experienced strong growth, reflecting improved pricing, partially offset by a slight decrease in customer retention. Terminix realized solid growth in pest control revenues, reflecting the impact of acquisitions, partially offset by a decline in customer retention. Pest unit sales decreased modestly during the quarter but remain up for the nine months.

Operating income for the quarter was $34 million compared to $27 million in the prior year, a 28 percent increase. For the nine months, operating income rose 10 percent to $122 million. In addition to higher revenues, third quarter results also benefited from improved labor and material cost efficiencies resulting from the new termite liquid application technique and the new termite bait product. Terminix also experienced reduced safety related costs and lower bad debt expenses. Collectively, these factors more than offset the effects of higher fuel costs and a $4 million increase to prior years termite damage claim reserves. New termite damage claims are trending favorably.

For the nine months, the growth in operating income was supported by the factors described above, partially offset by incremental pre-season investments made to expand the sales force and reorganize the field operations, as well as a $6 million favorable but non-recurring adjustment recorded in the second quarter of last year. In addition, since more of the total first year costs associated with the new bait product are incurred at the time of installation, less revenue and gross profit is required to be deferred to future quarters. This factor benefited second quarter results but did not have a significant net impact during the third quarter.

American Home Shield

The American Home Shield (AHS) segment reported third quarter earned revenues of $155 million, a 12 percent increase. For the nine months, earned revenues were up 10 percent to $410 million. New contract sales, which are reported as earned revenues over the subsequent twelve month contract period, increased nine percent in both the quarter and nine months. AHS experienced strong growth in its renewals and in the direct-to-consumer channel while the real estate channel experienced improved momentum. Warranty contract renewals were supported by an overall improved customer retention rate, while consumer sales benefited from an increased level of targeted direct mail.

Operating income for the quarter was $23 million, consistent with the prior year. Year-to-date, operating income increased to $61 million, a six percent improvement. In both the quarter and year-to-date period, revenue growth was more than offset by higher claim costs associated with weather that was much hotter than the generally mild conditions that prevailed last summer. This led to an 11 percent increase in the rate of service requests, as well as a higher cost per claim, which combined had an incremental impact on costs of approximately $11 million. Additionally, operating income comparisons were impacted by investments in market penetration and customer retention initiatives in 2005, as well as a $5.5 million cumulative negative adjustment to deferred revenue and operating income that was reported in the third quarter of last year.

American Residential Services and American Mechanical Services

The American Residential Services (ARS) and American Mechanical Services (AMS) segment reported third quarter revenues of $208 million, up 15 percent compared to the prior year. For the nine months, revenues totaled $570 million, an 11 percent increase. The segment experienced continued strong growth in ARS’ volume of replacement sales and residential new construction installations, partially offset by modest declines in core plumbing service calls. HVAC service revenues increased modestly in the quarter but are down year-to-date. AMS had strong growth in commercial project revenues in both the quarter and nine month periods.

Operating income for the quarter was $5 million, compared to $4 million in the prior year. For the nine months, operating income was $7 million compared to $2 million in 2004. The increase in profitability primarily resulted from the increased level of revenues due to hotter weather, a more favorable mix of replacement sales, and a reduction in marketing and insurance costs, partially offset by increased fuel costs and charges to recognize losses on construction projects at an AMS location.

Other Operations

The Other Operations segment reported third quarter revenues of $45 million, up five percent compared to the prior year. For the nine months, the segment reported revenues of $130 million, a seven percent increase. The ServiceMaster Clean and Merry Maids franchise operations reported combined revenue increases of six percent and eight percent in the quarter and nine months, respectively, driven by strong internal growth in residential maid service, continued solid results in disaster restoration and improvements in commercial cleaning.

Operating loss for the quarter was $(9) million, a three percent improvement over the prior year. For the nine months, operating loss was reduced six percent to $(27) million. Favorable trending of prior year insurance claims, as well as increased profits from the franchise businesses, were partially offset by increases in costs of certain strategic investments.

Non-Operating Expense / (Income)

Non-Operating expenses for the quarter were $10 million compared with $13 million in the prior year. For the nine months, these expenses were $32 million compared to $40 million in 2004. The year-to-date improvement primarily reflects an increase in gains experienced on the AHS investment portfolio.

Discontinued Operations

The income from discontinued operations, net of income taxes for the third quarter and nine months ended September 30, 2005 primarily reflects the favorable conclusion of certain obligations related to international pest control operations.

Conference Call Details

The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on November 3, 2005. Interested parties may listen to the call at (888) 882-0147. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21265518).

Company Overview

ServiceMaster provides outsourcing services for residential and commercial customers through a network of over 5,500 company-owned and franchised service centers and business units operating under leading brands, which include Terminix, TruGreen ChemLawn, TruGreen LandCare, ARS Service Express, Rescue Rooter, American Mechanical Services, ServiceMaster Clean, American Home Shield, Amerispec, Merry Maids, and Furniture Medic. As America’s Service Brands for Home and Business, the core service capabilities of the Company include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services, cleaning, furniture repair and home warranty.

Business Segments

The Company is primarily comprised of five business segments: The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and commercial landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning, electrical and plumbing services provided under the ARS Service Express, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company’s franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company’s international operations and headquarters.

Forward-Looking Statements

This press release contains statements concerning future results and other matters that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions that affect the demand for the Company’s services; changes in the source and intensity of competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company’s service offerings or products; increased governmental regulation including telemarketing and environmental restrictions; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY

(In thousands, except per share data)

Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Operating Revenue	$1,133,549	$1,053,867	$3,089,970	$2,899,474

Operating Costs and Expenses:

Cost of services rendered and
products sold	743,593	686,992	2,045,300	1,929,754
Selling and administrative
expenses	256,584	240,546	738,072	679,984
Amortization expense	1,443	1,503	3,926	4,436

Total operating costs and expenses	1,001,620	929,041	2,787,298	2,614,174

Operating Income	131,929	124,826	302,672	285,300

Non-operating Expense (Income):

Interest expense	13,749	15,210	43,729	45,148
Interest and investment income	(5,516)	(3,913)	(18,116)	(11,519)
Minority interest and other
expense, net	2,080	2,047	6,173	6,179
Income from Continuing Operations
before Income Taxes	121,616	111,482	270,886	245,492
Provision for income taxes	46,553	43,139	104,920	95,000
Income from Continuing Operations	75,063	68,343	165,966	150,492

Income (loss) from discontinued
operations, net of income taxes	6,524	(619)	5,994	(1,173)

Net Income	$81,587	$67,724	$171,960	$149,319

Diluted Earnings Per Share (2):

Income from continuing operations	$0.25	$0.23	$0.56	$0.51

Income (loss) from discontinued
operations	0.02	——	0.02	——
Diluted Earnings Per Share	$0.27	$0.23	$0.57	$0.50

Number of Shares - Basic	291,474	290,258	291,426	290,647

Number of Shares - Diluted	305,239	303,336	305,250	303,437

Dividends Per Share	$0.11	$0.11	$0.33	$0.32
Price Range Per Share:
High Price	$13.93	$13.25	$13.93	$13.25
Low Price	13.10	11.12	12.50	10.65

THE SERVICEMASTER COMPANY

(In thousands)

 Condensed Balance Sheets

	As of
	September 30,	December 31,
Assets	2005	2004
Cash and cash equivalents	$122,646	$256,626
Marketable securities	108,455	103,681
Receivables, net of allowances	481,562	369,026
Inventories and other current assets	228,449	244,467
Assets in discontinued operations	776	4,952

Total Current Assets	941,888	978,752

Intangible assets, primarily trade names and
goodwill, net of accumulated amortization	1,828,518	1,788,824
Property and equipment, net of accumulated
depreciation	184,275	186,817
Long-term marketable securities	148,139	135,824
Notes receivable and other assets	43,177	49,985

Total Assets	$3,145,997	$3,140,202

Liabilities and Equity

Current liabilities	$921,700	$983,144
Liabilities in discontinued operations	6,652	21,536
Current debt maturities	19,186	23,247

Total Current Liabilities	947,538	1,027,927

Long-term debt	749,567	781,841
Other long-term obligations	288,335	229,842
Liabilities in discontinued operations	8,858	9,057
Minority interest	100,000	100,000
Shareholders’ equity	1,051,699	991,535

Total Liabilities and Shareholders’ Equity	$3,145,997	$3,140,202

Statements of Cash Flows

	Nine Months Ended
	September 30,
	2005	2004

Cash and Cash Equivalents at January 1	$256,626	$228,161

Cash Flows from Operating Activities:

Net Income	171,960	149,319
Adjustments to reconcile net income to net cash
flows from operating activities:
(Income) loss from discontinued operations	(5,994)	1,173
Depreciation	37,643	36,658
Amortization	3,926	4,436
Change in working capital, net of acquisitions:
Change in tax accounts:
Deferred income taxes	93,459	82,450
Payment relating to the income tax audits (1)	(131,146)	——
Other changes in working capital	(66,277)	(38,533)
Other, net	8,906	5,540

Net Cash Provided from Operating Activities	112,477	241,043

Cash Flows from Investing Activities:
Property additions	(35,270)	(39,903)
Sale of equipment and other assets	2,044	7,271
Business acquisitions, net of cash acquired	(27,342)	(26,519)
Notes receivable, financial investment and securities	(13,492)	(32,505)

Net Cash Used for Investing Activities	(74,060)	(91,656)

Cash Flows from Financing Activities:
Borrowings of debt	108,299	——
Payments of debt	(157,371)	(29,778)
Purchase of ServiceMaster stock	(51,305)	(55,482)
Shareholders’ dividends	(96,118)	(93,336)
Other	25,040	11,737

Net Cash Used for Financing Activities	(171,455)	(166,859)

Net Cash Used for Operating Activities
of Discontinued Operations	(942)	(7,959)

Cash Decrease During the Period	(133,980)	(25,431)

Cash and Cash Equivalents at September 30	$122,646	$202,730

Notes:

(1) In January 2005, the Company reached a comprehensive agreement with the Internal Revenue Service (IRS)

regarding its examination of the Company's federal income taxes through the year 2002. The agreement resolved all matters in the years under review. During the nine months ended September 30, 2005 (primarily in the first quarter), the Company paid $131 million of taxes and interest to the IRS and various states. The Company anticipates that, pursuant to its agreement with the IRS, this payment will be partially offset by an approximate

$45 million reduction in estimated tax payments in 2005.

(2) The weighted-average common shares for the diluted earnings per share calculation include the incremental effect related to outstanding options and stock appreciation rights (SARS) whose market price is in excess of the grant price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations. In computing diluted earnings per share, the after-tax interest expense related to convertible securities is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the securities.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)

	Three months ended
	September 30, 2005
Continuing Operations:	Income	Shares	EPS

Basic EPS	$75,063	291,474	$0.26

Effect of dilutive securities,
net of tax:
Options & SARS		5,765
Convertible Securities	1,178	8,000

Diluted EPS	$76,241	305,239	$0.25

	Three months ended
	September 30, 2004
Continuing Operations:	Income	Shares	EPS

Basic EPS	$68,343	290,258	$0.24

Effect of dilutive securities,
net of tax:
Options & SARS		5,078
Convertible Securities	1,178	8,000

Diluted EPS	$69,521	303,336	$0.23

	Nine months ended
	September 30, 2005
Continuing Operations:	Income	Shares	EPS

Basic EPS	$165,966	291,426	$0.57

Effect of dilutive securities,
net of tax:
Options & SARS		5,824
Convertible Securities	3,534	8,000

Diluted EPS	$169,500	305,250	$0.56

	Nine months ended
	September 30, 2004
Continuing Operations:	Income	Shares	EPS

Basic EPS	$150,492	290,647	$0.52

Effect of dilutive securities,
net of tax:
Options & SARS		4,790
Convertible Securities	3,534	8,000

Diluted EPS	$154,026	303,437	$0.51

THE SERVICEMASTER COMPANY

(In thousands)

Segment Summaries

	For the three months ended September 30,
	2005	2004	% Change

Operating Revenue:
TruGreen	$458,643	$438,474	5%
Terminix	266,986	253,235	5%
American Home Shield	154,599	137,961	12%
ARS/AMS	208,057	181,097	15%
Other Operations	45,264	43,100	5%

Total Operating Revenue	$1,133,549	$1,053,867	8%

Operating Income:
TruGreen	$79,413	$79,983	-1%
Terminix	34,060	26,695	28%
American Home Shield	22,851	23,433	-2%
ARS/AMS	4,864	4,302	13%
Other Operations	(9,259)	(9,587)	3%

Total Operating Income	$131,929	$124,826	6%

	For the nine months ended September 30,
	2005	2004	% Change

Operating Revenue:
TruGreen	$1,159,408	$1,116,843	4%
Terminix	820,347	772,349	6%
American Home Shield	409,895	374,220	10%
ARS/AMS	570,091	514,778	11%
Other Operations	130,229	121,284	7%

Total Operating Revenue	$3,089,970	$2,899,474	7%

Operating Income:
TruGreen	$140,408	$142,982	-2%
Terminix	122,071	111,432	10%
American Home Shield	60,802	57,386	6%
ARS/AMS	6,548	2,267	189%
Other Operations	(27,157)	(28,767)	6%

Total Operating Income	$302,672	$285,300	6%

The combined operations of ServiceMaster Clean and Merry Maids comprised approximately 4% of the consolidated revenue for the three and nine months ended September 30, 2005 and 2004. These operations comprised approximately 8% of the consolidated operating income before headquarter overheads for the three months ended September 30, 2005 and 2004, and 10% of the consolidated operating income before headquarter overheads for the nine months ended September 30, 2005 and 2004.

	As of September 30,
	2005	2004	% Change

Capital Employed:
TruGreen	919,870	899,813	2%
Terminix	634,164	617,342	3%
American Home Shield	202,152	162,734	24%
ARS/AMS	98,053	96,615	1%
Other Operations and
Discontinued Operations	66,213	(33,873)	N/M

Total Capital Employed	$1,920,452	$1,742,631	10%

Capital employed is defined as the segment’s total assets less liabilities, exclusive of debt balances.

The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company’s business segments.

Key Performance Indicators

	Rolling twelve month metrics
	as of September 30,
	2005	2004

TruGreen ChemLawn -
Growth in Full Program Contracts	1%	7%
Customer Retention Rate	64.1%	64.8%

Terminix -
Growth in Pest Control Customers	4%	6%
Pest Control Customer Retention Rate	77.7%	78.4%

Growth in Termite Customers	0%	-1%
Termite Customer Retention Rate	87.3%	88.1%

American Home Shield -
Growth in Warranty Contracts	6%	5%
Customer Retention Rate	56.5%	55.0%